[Letterhead of Tanner + Company]

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
              ---------------------------------------------------

U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re: Consent to be named in the S-8 Registration Statement of Sanguine Corporation, a Nevada corporation (the "Registrant"), SEC File No.0-24480, to be filed on or about December 12, 2001, covering the registration and issuance of 825,000 shares of common stock to three individual consultants


Ladies and Gentlemen:

          We hereby consent to the use in this Registration Statement on Form S-8 of our report dated March 8, 2001, relating to the financial statements of Sanguine Corporation and to the reference to our Firm under the caption "Experts" in the Prospectus.

                                   Sincerely yours,

                                   /s/ Tanner + Company